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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-91059 and No. 333-43742 on Form S-8 and Registration Statement No. 333-63316 on Form S-3 of Next Level Communications, Inc. and subsidiary (a majority-owned subsidiary of Motorola, Inc.) of our report dated April 15, 2003, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern, appearing in this Annual Report on Form 10-K of Next Level Communications, Inc. and subsidiary (a majority-owned subsidiary of Motorola, Inc.) for the year ended
December 31, 2002.



/s/ Deloitte & Touche, LLP
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San Francisco, California
April 15, 2003